ELLENOFF GROSSMAN & SCHOLE LLP

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NEW YORK, NEW YORK 10017

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www.egsllp.com

April 26, 2012

Elephant Talk Communications Corp.

Schiphol Boulevard 249

1118 BH Schiphol, The Netherlands

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We are familiar with the Registration Statement on Form S-3 (the “Registration Statement”) to which this opinion is an exhibit, which Registration Statement is being filed by Elephant Talk Communications Corp., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the public offering by certain selling stockholders of the Company named in the Registration Statement of a total of up to 7,586,207 shares (the “Shares”) of Company common stock, $0.0001 par value per share, for their respective accounts.

In arriving at the opinion expressed below, we have examined and relied on the following documents:

(1) the Certificate of Incorporation and Bylaws of the Company, each as amended as of the date hereof; and

(2) records of meetings and consents of the Board of Directors of the Company provided to us by the Company.

(3) the transaction documents pursuant to which the Shares may be issued to the selling stockholders, including the Security Purchase Agreement, 8% Senior Secured Convertible Notes (the “Convertible Notes”), the Escrow Agreements, the Security Agreement, the Subsidiary Guaranty Agreement, the Voting Agreement and the Registration Rights Agreement.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic), the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies.

Based on the foregoing and in reliance thereon, we are of the opinion that with respect to the Shares, when properly issued in accordance with the terms of the Convertible Notes, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related prospectus.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP

ELLENOFF GROSSMAN & SCHOLE LLP